Exhibit 99.1

Moxian, Inc. Enters into Strategic Partnership

with Leading Mobile Marketing Company in Fujian

SHENZHEN, China, Jan. 18, 2019 /PRNewswire/ -- Moxian, Inc. ("Moxian" or the "Company") (Nasdaq: MOXC), an offline-to-online (O2O) social media services and internet media marketing services provider and an exclusive agent of Xinhua News App, today announced today announced the signing of a strategic partnership and cooperation agreement (the "Agreement") with Fujian Sihe Media Co., Ltd. ("Sihe Media"), a Fujian-based mobile marketing company.

With clients including Tencent, Toutiao, Blizzard Entertainment, China Unicom, China Post, Agricultural Bank of China, China Telecom, Beibei Sale, Ctrip, Baidu Takeaway, Bilibili, Pupumall, etc., Sihe Media utilizes its high-quality media resources and proprietary database and cutting-edge technologies driven by big data, machine learning and artificial intelligence to provide its customers with effective mobile advertising and marketing solutions that encompass internet marketing, media procurement and delivery strategy, advertising data optimization and website traffic generation.

The two parties are both willing to build a comprehensive and in-depth partnership through sharing of resources including cross reference of clients, joint effort in data technology and platform development, and joint marketing programs for customers that are in need of technology-driven, multi-channel, multi-platform, advertising and marketing solutions.

Mr. Qinghu Hao, Chief Executive Officer of Moxian, commented, "We are excited about the opportunity to work with Sihe Media. With an impressive bevy of well-lined customers and a strong reputation in providing comprehensive advertising and marketing solutions for customers, Sihe gives us a unique opportunity to step up our service capability and ability to attract new customers. This partnership, combined with our strong relationship with Xinhua as its exclusive agent for the Xinhua News App, provides a significant leverage for Moxian to grow its business in years to come. We look forward to this mutually beneficially partnership to grow and bear fruit."

About Moxian, Inc.

Founded in 2013 in Shenzhen, China with branch offices in Beijing, Malaysia, and Hong Kong, Moxian, Inc. is an offline-to-online (O2O) integrated platform operator.

Forward-Looking Statements

This press release may contain information about Moxian's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Moxian encourages you to review other factors that may affect its future results in Moxian's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tony Tian, CFA

Email: ttian@weitianco.com

Phone: +1-732-910-9692